Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 2, 2021 relating to the financial statements for the year ended December 31, 2020, which appears in Harmonic Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed on October 2, 2023.

/s/ Armanino LLP
San Ramon, California
November 3, 2023